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                                                                   EXHIBIT 10.8

                               MASTER DEMAND NOTE

DUE ON DEMAND                                                        $25,000,000

No.                                                                April 2, 1997

PROMISE TO PAY: For value received, the undersigned (the "Borrower") promises to pay ON DEMAND to NBD BANK, a Michigan banking corporation (the "Bank"), or order, at any office of the Bank in the State of Michigan, the sum of TWENTY FIVE MILLION DOLLARS ($25,000,000), or such lesser sum as is indicated on Bank records, plus interest, as more fully provided below.

COMPUTATION AND PAYMENT OF PRINCIPAL AND INTEREST:

     1. DEFINITION OF LOAN. Each disbursement under the Facility (as defined in the Agreement) is called a "Loan." A disbursement is deemed made under the Facility when (a) funds are advanced under the Facility or (b) for a conversion or renewal, on the date the Bank makes an entry in its records to that effect.

     2. ADDITIONAL DEFINITIONS. As used in this note, the following terms have the following meanings:

          (a) BUSINESS DAY. "Business Day" means a day other than Saturday, Sunday, or other day on which commercial banks in Detroit, Michigan, are either authorized or required to close under the laws of the state of Michigan, and for any Eurodollar Loan, on which dealings in United States Dollar deposits are carried out in the interbank market selected by the Bank to determine the Eurodollar Rate.

          (b) EURODOLLAR LOAN. "Eurodollar Loan" means a Loan bearing interest at the Eurodollar Rate.

          (c) EURODOLLAR RATE. "Eurodollar Rate" means the per annum rate of interest that is equal to the sum of (i) one and three fourths percent (1 3/4%) per annum, plus (ii) the per annum rate of interest at which deposits in United States Dollars for the Interest Period and in an aggregate amount comparable to the amount of the Loan are offered to the Bank by other prime banks in the London interbank market at approximately 11:00 a.m. London time on the second Business Day before the date on which the Loan is made, all as conclusively determined by the Bank, and, if necessary, rounded up to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

          (d) INTEREST PERIOD. "Interest Period" means:

               (i) for any Negotiated Rate Loan, a period determined by the Bank in its sole and absolute discretion, but not less than seven (7) days, commencing on the Business Day the Negotiated Rate Loan is disbursed, and

               (ii) for any Eurodollar Loan, a period of one, two, or three months, as agreed upon by the Borrower and the Bank, commencing on the Business Day the Eurodollar Loan is disbursed.

If the Interest Period would otherwise end on a day that is not a Business Day, then that Interest Period will end on the next succeeding Business Day; provided, however, that for any Eurodollar Loan, if that Business Day would fall in the next calendar month, the Interest Period for that Eurodollar Loan will end on the immediately preceding Business Day.

          (e) LOAN DOCUMENTS. "Loan Documents" means the Agreement, this note, and any other documents executed as part of the Facility, as amended, extended, renewed, or replaced from time to time.